DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 1998 AND DECEMBER 31, 1997

                               June 30,          December 31,
                                 1998                1997
ASSETS

CASH AND CASH EQUIVALENTS     $  682,525         $  529,808
PROPERTY                       3,691,303          3,900,913
OTHER ASSETS                      99,636             38,842

TOTAL                         $4,473,464         $4,469,563

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $377,899           $368,015

PARTNERS' EQUITY:
General Partners                 (52,329)           (52,270)
Limited Partners               4,147,894          4,153,818
     Total partners' equity    4,095,565          4,101,548

TOTAL                         $4,473,464         $4,469,563

See accompanying notes to financial statements (unaudited).


STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997

                                June 30,           June 30,
                                  1998               1997
REVENUES:
Rental Income                   $688,948           $627,006
Interest                           4,193              3,783
     Total revenue               693,141            630,789

EXPENSES:
Operating Expenses               360,204            336,810
General and Administrative        70,997             64,175
     Total expenses              431,201            400,985

NET INCOME                      $261,940           $229,804

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $259,321           $227,506
    General partners               2,619              2,298
TOTAL                           $261,940           $229,804
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $10.92             $ 9.58

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997


                                 June 30,            June 30,
                                   1998                1997

REVENUES:
Rental Income                  $1,343,051          $1,240,247
Interest                            7,179               7,038

Total revenues                  1,350,230           1,247,285

EXPENSES:
Operating Expenses                669,883             653,411
General and administrative        146,489             135,696

Total expenses                    816,372             789,107

NET INCOME                       $533,858            $458,178

AGGREGATE NET INCOME
ALLOCATED TO:
 Limited Partners                $528,519            $453,596
 General Partners                   5,339               4,582

TOTAL                            $533,858            $458,178

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                  $22.25              $19.10

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION      23,753              23,753

See accompanying notes to financial statements (unaudited).




STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1996     ($48,017)     $4,574,918   $4,526,901

NET INCOME                         4,582         453,596      458,178
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

EQUITY AT JUNE 30, 1997         ($48,833)     $4,494,071   $4,445,238

EQUITY AT DECEMBER 31, 1997     ($52,270)     $4,153,818   $4,101,548

NET INCOME                         5,339         528,519      533,858
DISTRIBUTIONS                     (5,398)       (534,443)    (539,841)

EQUITY AT JUNE 30, 1998         ($52,329)     $4,147,894   $4,095,565


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

                                      June 30,          June 30,
                                        1998              1997

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 533,858        $ 458,178
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        209,611          209,610
  Changes in assets and liabilities:
     Increase in other assets            (60,794)         (62,727)
     Increase(Decrease) in liabilities     9,883          (12,665)
Net cash provided by operating
  activities                             692,558          592,396

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (539,841)        (539,841)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                        152,717           52,555

CASH AND CASH EQUIVALENTS:
At beginning of period                   529,808          560,121
At end of period                       $ 682,525        $ 612,676

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of June 30, 1998, and for the periods ended June 30, 1998 and 1997, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at June 30, 1998, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,379,267
        Equipment                             35,185
        Total                             10,173,452
        Less: Accumulated Depreciation   ( 6,482,149)
        Property - Net                   $ 3,691,303


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.